Exhibit 21.1

SUBSIDIARIES OF LM FUNDING AMERICA, INC.

Except as indicated below, all of the following subsidiaries are 100% owned by LM Funding, LLC, a Florida limited liability company:

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
LM Funding, LLC (1)	Florida
LM Funding, LLC (1)	Florida
LMF October 2010 Fund, LLC	Florida
REO Holdings Management, LLC (2)	Florida
LM Funding of Colorado, LLC	Colorado
LM Funding of Washington, LLC	Washington
LMF SPE#2, LLC	Florida
LM Funding of Illinois, LLC	Illinois
LM Financial Partners, LLC	Florida
Central Florida Office Ventures, LLC	Florida
Data Investigative Services, LLC	Florida
Diligent Association Title, LLC	Florida
LMFAO Sponsor LLC (3)	Florida
LMF Acquisition Opportunities Inc. (4)	Delaware
US Digital Mining and Hosting Co., LLC	Florida

(1)	Owned 100% by LM Funding America, Inc.
(2)	REO Holdings Management owns a number of single purpose LLC entities for owning various properties
(3)	Owned approximately 70% by LM Funding America, Inc.
(4)	Owned 100% by LMFAO Sponsor LLC until initial public offering on January 28, 2021, after which it owned approximately 20% by LMFAO Sponsor, LLC